EXHIBIT 5.1

May 31, 2005

Solectron Corporation
847 Gibraltar Drive
Milpitas, CA 95035

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

     At your request, we are rendering this opinion in connection with the proposed registration of 75,000 shares of common stock, par value $0.001 per share (“Common Stock”) of Solectron Corporation, a Delaware corporation (the “Company”), pursuant to the Solectron Executive Deferred Compensation Plan, as amended (the “Plan”), 150,000 shares of Common Stock pursuant to the Director Common Stock in Lieu of Cash Retainer Arrangement and the issuance of $5,000,000 in aggregate amount of deferred compensation obligations (the “Obligations”) of the Company pursuant to the Plan.

     We have examined instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

     Based on such examination, we are of the opinion that the 75,000 shares of Common Stock to be issued by the Company pursuant to the Plan and the 150,000 shares to be issued by the Company pursuant to the Director Common Stock in Lieu of Cash Retainer Arrangement are validly authorized shares of Common Stock, and, when issued in accordance with the provisions of the Plan and arrangement, as applicable, will be legally issued, fully paid and nonassessable. In addition, we are of the opinion that the $5,000,000 of Obligations to be issued by the Company pursuant to the Plan are binding obligations of the Company, and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI Professional Corporation